EXTRACT
MINUTES OF THE MEETINGS OF THE
BOARD OF DIRECTORS
OF
KEYSPAN ENERGY

      The Chairman referred to the report by Mr. Luterman on the desirability of the Corporation providing a parent guaranty, on an unsecured basis, for KeySpan Gas East Corporation d/b/a/ Brooklyn Union of Long Island's ("BULI") to issue up to $800 million of debt securities. The proceeds from the sale of the debt securities may be used to satisfy BULI's outstanding obligations to the Corporation, for utility plant construction, investments in short_term securities or other corporate purposes. The parent guarantee will enhance the marketability of the debt securities. After discussion, upon motion duly seconded, it was

RESOLVED, that the proper officers of the Corporation are hereby authorized, directed and empowered, in the name and on behalf of the Corporation, to execute, file and deliver any document required to evidence the guarantee of this Corporation of up to $800 million of debt securities to be issued by BULI, including any amendments, modifications or supplements thereto;

RESOLVED, that the proper officers of the Corporation are hereby authorized, directed and empowered, in the name and on behalf of the Corporation, to execute, file and deliver to the Securities and Exchange Commission a Registration Statement reflecting the guarantee of the debt securities to be issued by BULI, as well as any and all such other required documents, certificates, instruments, or regulatory filings, including any amendments, modifications or supplements thereto;

RESOLVED, that the proper officers of the Corporation are hereby authorized, empowered and directed to retain such underwriters, advisors, consultants or counsel as such proper officers deem necessary, appropriate or desirable in connection with the action authorized by the foregoing resolutions, and to take all such further action, as any such officer deems necessary, proper, convenient or desirable in order to carry out each of the foregoing resolutions and to effectuate the purposes and intents thereof, the taking of any such action to be conclusive evidence of the approval thereof by the directors of the Corporation; and

            FURTHER RESOLVED, that each of the Chairman, Chief Executive Officer, President, any Senior Vice President or any Vice President of the Corporation shall be considered a proper officer of the Corporation for the purposes of each of the foregoing resolutions.